Exhibit 5.1

	Brookfield Property Partners L.P.	Email CLangley@applebyglobal.com
73 Front Street
	Hamilton Bermuda	Direct Dial +1 441 298 3202
HM 11
Appleby Ref 410628.0037/CL/AK

By Email and Courier
10 June 2020

Ladies and Gentlemen

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

Brookfield Property Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Property Partners L.P., a limited partnership organized under the laws of the Islands of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership of:

1.                                 an automatic shelf registration statement on Form F-3 (Registration Statement);

2.                                 the base shelf prospectus, dated as of 10 June 2020, contained in the Registration Statement (Prospectus);

3.                                 any prospectus supplement to the Prospectus used in connection with any offering of Units (as defined in the Prospectus) pursuant to the Registration Statement (Prospectus Supplement); and

4.                                 any “free writing prospectus” within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended (Securities Act), (Free Writing Prospectus), with the Securities and Exchange Commission (SEC) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, relating to limited partnership units of the Partnership or the preferred limited partnership units of the Partnership (Unissued Units) to be issued from time to time pursuant to Rule 415 under the Securities Act.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • London • Mauritius • Seychelles • Shanghai • Zurich

ASSUMPTIONS

In stating our opinion we have assumed:

1.                                 the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies

2.                                 the genuineness of all signatures on the Documents

3.                                 the authority, capacity and power of persons signing the Documents

4.                                 that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.                                 that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.                                 that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

7.                                 the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have caused the Electronic Extract or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Electronic Extract is accurate and complete in all respects and such information has not been materially altered since the date and time of the Electronic Extract; and

8.                                 the terms and transactions contemplated by any Prospectus Supplement adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement;

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.                                 The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against the General Partner in its capacity as general partner of the Partnership.

2.                                 When duly authorized, allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in any Prospectus Supplement and/or Free Writing Prospectus, when taken together with the Prospectus and the Registration Statement (including any documents incorporated by reference therein), the Unissued Units will be validly issued, fully paid and non-assessable units of the Partnership.

RESERVATIONS

We have the following reservations:

1.                                 We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.                                 Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.                                 Any reference in this opinion to Unissued Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

4.                                 The Limited Partnership Act 1883 (the Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.                                 A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.                                 A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.                                 Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

8.                                 With respect to opinions 1 and 2, we have relied upon statements and representations made to us in the Officers’ Certificates provided to us by an authorised officer of the Company for the purposes of this opinion.  We have made no independent verification of the matters referred to in the Officers’ Certificate, and we qualify such opinions to the extent that the statements or representations made in the Officers’ Certificate are not accurate in any respect.

9.                                 Due to the current situation relating to COVID-19, our protocols prevent us from conducting physical company, partnership or litigation searches against the General Partner and the Partnership, and we are relying on the Electronic Extract and the Officer’s Certificate re Searches in lieu of the physical searches.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose.  We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

SCHEDULE

1                                         A copy, in PDF format, of an officer’s certificate, signed by an officer of Brookfield Property Partners Limited, the general partner of the Partnership (General Partner) confirming that, to the best of his knowledge: (i) no court proceedings are pending against the General Partner or the Partnership; (ii) there is no petition to wind up the General Partner or the Partnership or application to reorganise their affairs pursuant to a scheme of arrangement or application for the appointment of a receiver in respect of the General Partner or the Partnership has been filed with the Supreme Court of Bermuda; and (iii) no notice of the passing of a resolution of members or creditors to wind up or for the appointment of a liquidator or receiver has been given to the Registrar of Companies in respect of the General Partner or the Partnership (Officer’s Certificate Re Searches).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of the General Partner and the Partnership in the register of charges and on the file of the General Partner and the Partnership maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda and the Register of Mortgages at the office of the Registry General (Company Search).

However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Company Search.  The Registrar of Companies is providing a company and partnership search extract when a request is submitted via email (Electronic Extract).

Typically, we would conduct a search of the entries and filings shown and available for inspection in respect of the General Partner and the Partnership in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda (Litigation Search).

However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out a Litigation Search.

2.                                 Certified copies of the following documents in respect of the Partnership: Certificate of Registration of an Exempted and Limited Partnership effective 3 January 2013 and Certificate of Deposit of Supplementary Certificate of a Limited Partnership and Exempted Partnership registered on 12 April 2013, together with a copy of the Supplement Certificate of Particulars of a Limited Partnership and the Supplementary Certificate of Particulars of an Exempted Partnership each dated 12 April 2013; and, the second amended and restated limited partnership agreement of the Partnership dated 8 August 2013, as amended by a first amendment to second amended and restated partnership agreement dated 5 November 2015, as amended by a second amendment to the second amended and restated partnership agreement dated 21 March 2019, as amended by a third amendment to the second amended and restated partnership agreement dated 20 August 2019, as amended by a fourth amendment to the second amended and restated partnership agreement dated 18 February 2020 and as amended by a fifth amendment to the second amended and restated partnership agreement dated 21 April 2020 (Limited Partnership Documents).

3.                                 Certified copies of the following documents in respect of the General Partner: Certificate of Incorporation dated 30 December 2011, memorandum of association dated 20 December 2011, Bermuda Monetary Authority Consent and Conditions Dated 19 December 2011, Tax Assurance Certificate dated 29 December 2011, Certificate of Incorporation of Change of Name dated 12 March 2012, and Certificate of Deposit of Memorandum of Increase of Share Capital dated 3 May 2014, Memorandum of Association and Bye-laws (GP Documents, and collectively with Limited Partnership Documents, Constitutional Documents).

4.                                 Copy of the Minutes of the Meetings of the Board of Directors of the General Partner held on 4 February 2020 (Resolutions).

5.                                 An officer’s certificate signed by an officer of BIPL confirming that: (i) there are no court proceedings are pending against BIP or BIPL; (ii) there is no petition to wind up BIP or BIPL or application to reorganise their affairs pursuant to a scheme of arrangement or application for the appointment of a receiver has been filed with the Supreme Court of Bermuda; and (iii) there is no notice of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given to the Registrar of Companies in respect of BIP or BIPL (Officer’s Certificate (Searches)).

6.                                 An officer’s certificate signed by an officer of BIPL in respect of the Resolutions (Officer’s Certificate (Resolutions), together with the Officer’s Certificate (Searches), Officers’ Certificates).

7.                                 Certificates of Compliance each dated 9 June 2020 issued by the Registrar of Companies in respect of the General Partner and the Partnership.

8.                                 The Registration Statement.

9.                                 The Prospectus.